EXHIBIT 10.27
AMENDED AND RESTATED
TEMECULA VALLEY BANK
SALARY CONTINUATION AGREEMENT

THIS AGREEMENT is adopted this 29th day of December 2006, by and between the TEMECULA VALLEY BANK, located in Temecula, California (the "Company") and THOMAS M. SHEPHERD (the "Executive"), amending, restating and replacing the Amended and Restated Temecula Valley Bank, Salary Continuation Agreement dated September 30, 2004, and which was originally entered into on January 1, 2000.

The purpose of the current amendment and restatement is to bring this agreement into documentary compliance with the requirements of Section 409A of the Internal Revenue Code. In addition, the benefit under this Agreement is increased to $80,000 annually.

INTRODUCTION

The purpose of this Agreement is to further the growth and development of the Bank by providing Executive with supplemental retirement income, and thereby encourage Executive’s productive efforts on behalf of the Bank and the Bank’s shareholders, and to align the interests of the Executive and those shareholders.

It is intended that the Agreement be "unfunded" for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and not be construed to provide income to the participant or beneficiary under the Internal Revenue Code of 1986, as amended (the "Code"), particularly Section 409A of the Code, prior to actual receipt of benefits.

Article 1
Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

    1.1    “Accrued Liability Balance” shall mean the amount accrued by the Company to fund the future benefit expense associated with this Agreement, as of the end of the month preceding the Executive’s Separation from Service. The Company shall account for this benefit using Generally Accepted Accounting Principles, regulatory accounting guidance of the Company’s primary federal regulator, and other applicable accounting guidance, including APB 12 and FAS 106. Accordingly, the Company shall establish a liability retirement account for the Executive into which appropriate accruals shall be made using a discount that is reasonable, which is consistent with guidance issued by the Company’s primary federal regulator, and which may be adjusted thereafter at the Board’s discretion to comply with regulatory guidance. This Agreement is intended to be a “non-account balance” plan, as that term is used under the Code.

    1.2    “Change in Control” means a change in ownership or control of the Company as defined in Treasury Regulation §1.409A-3(g)(5) or any subsequently applicable Treasury Regulation.

    1.3    “Code” means the Internal Revenue Code of 1986, as amended.

    1.4    “Disability” means the Executive suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Executive must submit proof to the Company of the carrier’s or Social Security Administration’s determination upon the request of the Company.

    1.5    “Early Termination” means the Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change in Control.

    1.6    “Early Termination Date” means the month, day and year in which Early Termination occurs.

    1.7    “Effective Date” means January 1, 2005.

    1.8    “Normal Retirement Age” means the Executive’s 65th birthday.

    1.9    “Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Employment.

    1.10    “Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the effective date of this Agreement.

    1.11    “Separation from Service” shall mean that the Executive has experienced a Termination of Employment from the Company. Where the Executive continues to perform services for the Company following a Termination of Employment, however, and the facts and circumstances indicate that such services are intended by the Company and the Executive to be more than “insignificant” services, a Separation from Service will not be deemed to have occurred and any amounts deferred under this Agreement may not be paid or made available to the Executive. The determination of whether such services are considered “insignificant” will be based upon all facts and circumstances relating to the termination and upon any applicable rules and regulations issued under Section 409A of the Code. Military leave, sick leave, or other bona fide leaves of absence are not generally considered terminations of employment.

    1.12    “Termination for Cause” See Section 5.1.

    1.13    “Termination of Employment” means that the Executive ceases to be employed by the Company for any reason whatsoever other than by reason of a leave of absence, which is approved by the Company. For purposes of this Agreement, if there is a dispute over the employment status of the Executive or the date of the Executive’s Termination of Employment, the Company shall have the sole and absolute right to determine the termination date.

Article 2
Lifetime Benefits

    2.1    Normal Retirement Benefit. Upon Termination of Employment on the Normal Retirement Date for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

        2.1.1     Amount of Benefit. The annual benefit under this Section 2.1 is $80,000 (Eighty Thousand Dollars). The Board of Directors may in its sole and absolute discretion may unilaterally increase the annual benefit amount at the end of each Plan Year from the date of this Agreement to the Executive’s Normal Retirement Date.

        2.1.2    Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive’s Separation from Service. The Company shall pay this annual benefit to the Executive for 15 years.

        2.1.3    Benefit Increases. Commencing on the first anniversary of the first benefit payment, and continuing on each subsequent anniversary, the Company's Board of Directors, in its sole discretion, may increase the benefit.

    2.2    Early Termination Benefit. Upon Early Termination, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

        2.2.1    Amount of Benefit. The benefit under this Section 2.2 is the Accrued Liability Balance for the Plan Year ending immediately prior to the Early Termination Date, except, however, the Executive shall not be entitled to any benefit if he voluntarily terminates his employment prior to the end of the fifth Plan Year.

        2.2.2    Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive’s Separation from Service. The Company shall pay this annual benefit to the Executive for 15 years.

    2.3    Disability Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

        2.3.1    Amount of Benefit. The benefit under this Section 2.3 is the Accrued Liability Balance for the Plan Year ending immediately prior to the date in which the Termination of Employment occurs.

        2.3.2    Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following Separation from Service. The Company shall pay this annual benefit to the Executive for 15 years.

    2.4    Change in Control Benefit. Upon a Change in Control followed by Executive’s Termination of Employment, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

        2.4.1    Amount of Benefit. The benefit under this Section 2.4 is the Accrued Liability Balance,.

        2.4.2    Payment of Benefit. The company shall pay the benefit to the Executive in a lump sum within 60 days following Executive’s Separation from Service.

    2.5    Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, distributions to Executive may not commence earlier than six (6) months after the date of a Separation from Service (as described under the “Separation from Service” provision herein) if, pursuant to Internal Revenue Code Section 409A, Executive is considered a “specified employee” under Internal Revenue Code Section 416(i). In the event a distribution is delayed pursuant to this Section 2.6, the originally scheduled distribution shall be delayed for 6 months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six months and instead be made on the first day of the seventh month.

    2.6    Payments Upon Income Inclusion. Should amounts deferred under this Agreement become includable in the Executive’s income by reason of a failure of this Agreement to comply with the requirements of Section 409A of the Code, the Company shall distribute to the Executive an amount necessary to cover the includable amounts, as well as other amounts necessary to cover FICA, employment, and income taxes, to the extent such distributions do not exceed the Executive’s vested account balances.

Article 3
Death Benefits

The Company shall not pay a death benefit under this Agreement. A death benefit may be provided according to the terms of a separate Split Dollar Agreement entered into by the Company and the Executive.

Article 4
Beneficiaries

Executive’s beneficiary shall not have the right to any benefit payments under this Agreement.

Article 5
General Limitations

    5.1    Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Executive's employment for:
(a)	any act of embezzlement, fraud, breach of fiduciary duty or dishonesty;
(b)	deliberate or repeated disregard of the policies and rules of Company as adopted by Company’s Board of Directors;
(c)	unauthorized use or disclosure of any of the trade secrets or confidential information of Company;
(d)
competition with Company, inducement of any customer of the Company to breach a contract with the Company, or inducement of any principal for whom the Company acts as agent to terminate such agency relationship;

(e)	gross negligence adversely impacting the Company; or
(f)	willful breach of this Agreement or any other willful misconduct.

    5.2    Competition After Termination of Employment. No benefits shall be payable if the Executive, without the prior written consent of the Company, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area (a 50 mile radius) of the business of the Company within 2 years of Termination of Employment, which enterprise is, or may deemed to be, competitive with any business carried on by the Company as of the date of termination of the Executive’s employment or his retirement. This section shall not apply following a Change in Control.

    5.3    Suicide or Misstatement. No benefits shall be payable if the Executive commits suicide within two years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Company.

Article 6
Claims and Review Procedures

    6.1    Claims Procedure. Any person or entity who has not received benefits under the Plan that he or she believes should be paid (“claimant”) shall make a claim for such benefits as follows:

        6.1.1    Initiation - Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

        6.1.2    Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

        6.1.3    Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
(a)	The specific reasons for the denial,
(b)	A reference to the specific provisions of the Plan on which the denial is based,
(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,
(d)	An explanation of the Plan’s review procedures and the time limits applicable to such procedures, and
(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

    6.2    Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

        6.2.1    Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

        6.2.2    Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

        6.2.3    Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

        6.2.4    Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

        6.2.5    Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
(a)	The specific reasons for the denial,
(b)	A reference to the specific provisions of the Plan on which the denial is based,
(c)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 7
Amendments and Termination

    7.1    This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

    7.2    Plan Terminations under Section 409A. Notwithstanding anything to the contrary in this Agreement, the Company may make distributions under certain circumstances following Plan termination under this Section 7.3. Any such distribution shall be made according to the rules set forth in the regulations promulgated under Section 409A of the Code, and shall conform to the following requirements:
(a)	Within 30 days before, or 12 months after a Change in Control
(b)	Upon the Company’s dissolution or with the approval of a bankruptcy court; or
(c)
Upon the Company’s termination of this and all similar plans with respect to all participants, provided (1) that all distributions are made no earlier than 12 months and no later than 24 months following such termination; (2) the Company does not adopt any new similar plans for a minimum of 5 years following the date of such termination; and (3) no payments, other than those payments that would otherwise have been payable under the terms of the arrangement if the termination had not occurred, are made pursuant to this provision.

Article 8
Miscellaneous

    8.1     Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

    8.2    No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

    8.3    Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

    8.4    Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement, including any taxes withheld pursuant to Section 409A of the Code.

    8.5    Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of California, except to the extent preempted by the laws of the United States of America.

    8.6    Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

    8.7     Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

    8.8    Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:
(a)	Interpreting the provisions of the Agreement;
(b)	Establishing and revising the method of accounting for the Agreement;
(c)	Maintaining a record of benefit payments; and
(d)	Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

IN WITNESS WHEREOF, the Executive and a duly authorized Company officer consent to this Agreement.

EXECUTIVE:                                                                   COMPANY:

                                              TEMECULA VALLEY BANK

By: /s/ Thomas M. Shepherd	By: /s/ Donald A. Pitcher

Executive Vice President and Chief Financial Officer